Contact:
Laurence S. Levy Chairman of the Board and Chief Executive Officer Hyde Park Acquisition Corp. (212) 644-3450

FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

New York, New York, March 13, 2007 - Hyde Park Acquisition Corp. (OTC Bulletin Board: HYDQU) announced today that it has completed its initial public offering of 11,250,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $90,000,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 1,500,000 warrants at a price of $1.00 per warrant, generating total proceeds of $1,500,000. The warrants were purchased by Laurence S. Levy, the Company’s Chairman of the Board and Chief Executive Officer, Edward Levy, the Company’s President, and Isaac Kier, one of the Company’s stockholders. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants may be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $86,750,000 (or approximately $7.71 per share sold in the initial public offering) was placed in trust. Audited financial statements as of March 13, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Hyde Park Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geographic location, although it intends to focus on companies in the United States operating in various industries including infrastructure, logistics and distribution and manufacturing.

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